                                                                     Exhibit 4.3
                                    Agreement

     This Agreement (this "Agreement") dated effective as of June 7, 2000 is between Alfonso Torres Roqueni, an individual residing in Mexico City, Mexico ("Torres"), and American TeleSource International, Inc., a Delaware corporation ("ATSI").

                                    RECITALS

A. Torres owns 51% of the stock of Grupo Intelcom de Mexico, S.A. de C.V., a Mexican corporation ("Grupo") (the "Grupo Stock)";

B. Torres owns 99.9% of the stock of Telemarketing de Mexico, S.A. de C.V., a Mexican corporation ("Telemarketing") (the "Telemarketing Stock");

C. Rodolfo Torres Roqueni ("RTorres") owns .1% of the stock of Telemarketing ("RTorresStock");

D. ATSI has or will acquire 49% of the stock of Grupo from COMSAT Mexico, S.A. de C.V. ("COMSAT Mexico") contemporaneously with the transactions described in this Agreement, with that stock and part of the purchase price for that stock to be held in escrow pending the occurrence of certain conditions precedent defined in that Agreement for the Sale and Purchase Of Part of the Issued Share Capital of Grupo Intelcom de Mexico, S.A. de C.V. between ATSI and COMSAT Mexico dated June 6, 2000 (the "COMSAT Agreement");

E. Torres desires to sell 3% of the shares of Grupo to ATSI's Partners, as defined below ("3%Stock") and ATSI desires the Partners to acquire the 3%Stock;

F. Torres desires to transfer control of his remaining 48% of the shares of Grupo ("48%Stock") to the Partners by causing RTorres to transfer the RTorresStock to a Partner; transferring the 48%Stock to Telemarketing as a capital increase, and refraining from exercising his preemptive right to subscribe and pay additional capital increases in Telemarketing such that the Partners are able to dilute his percentage ownership of Telemarketing;

G. ATSI desires the Partners to obtain control of the 48%Stock in the manner described in paragraph F, above; and

H. ATSI desires Torres to perform consulting services in connection with the transactions described above and Torres desires to perform those services.

  Therefore, for the consideration described and contained in this Agreement, and on the terms and conditions described in this Agreement, the parties agree as follows:

1. Definitions. The following terms shall have the meanings set forth below:

     "ATSI Shares" means the First ATSI Shares and the Second ATSI Shares.

     "Business Day" shall mean a weekday on which the banks in neither the United States nor Mexico are required or permitted to be closed.

     "COFETEL" shall mean the Comision Federal de Telecomunicaciones.

     "COMSAT SCT Approval" shall have the meaning given in Section 2(b) of this Agreement.

     "Escrow Agent" shall mean the Laredo National Bank acting as Escrow Agent pursuant to that Escrow Agreement executed by ATSI and Torres and attached as Exhibit 1 to this Agreement.
        ---------

     "First ATSI Shares" shall mean the 50,000 shares of ATSI common stock described in Section 2(a)(1)(A)(i) of this Agreement.

     "First Release" and "First Release Date" shall have the meanings given them in Section 2(b) of this Agreement.

     "knowledge of" shall mean (i) in the case of natural person, the particular fact was known, or not known, as the context requires, to that person after diligent investigation and inquiry by that person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any employee of such entity after diligent investigation and inquiry by the principal executive officer of that entity.

     "Long Distance Concession" means that Concession issued on June 4, 1998 by the SCT to Grupo.

     "Minutes" shall have the meaning given them in Section 2(a)(2)(A)(iv).

     "Note" shall mean the Note attached as Exhibit 2(a)(1)(A)(ii) to this
                                            -------
     Agreement.

     "Partners" means Elvia Salas de De Stefano and Jesus Ricardo Enriquez Perez, or such other persons that may be designated by ATSI.

     "Poder General" shall have the meaning given in Section 2(a)(2)(A)(vi).

     "Second ATSI Shares" shall mean the 350,000 shares of ATSI common stock described in Section 2(b) of this Agreement.

     "Second Release" and "Second Release Date" shall have the meanings given in
     Section 2(c) of this Agreement.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SECOFI" shall mean the Secretaria de Comercio y Fomento Industrial.

     "Simultaneous Release" shall have the meaning given in Section 2(d) of this Agreement.

     "SRE" shall mean the Secretaria de Relaciones Exteriores.

     "SCT" shall mean the Secretaria de Comunicaciones y Transportes.

     "Telemarketing Stock Assignment" shall have the meaning given in Section 2(a)(2)(A)(v) of this Agreement.

     "Torres Designee" shall mean the person or persons designated by Torres in writing to receive the ATSI Shares, the Note and the Warrant upon the First Release, Second Release, or Simultaneous Release, if applicable.

     "Telemarketing Capital Increase" means the approximately $70,000 and 00/100 U.S. Dollars ($739,000 and 00/100 Pesos Currency of the United Mexican States) increase in Telemarketing's capital stock which was resolved on the General Extraordinary Shareholders' Meeting held on February 10 2000.

     "Warrant" shall mean the warrant for the purchase of ATSI common stock attached as Exhibit 2(a)(1)(A)(iii) to this Agreement.
                 -------

2. Purchase, Sale, Transfer of Control, and Grant of Security Interest. Subject to and on the terms provided in this Agreement, Torres sells the 3%Stock for approximately $5,500 US Dollars ($51,786 Pesos 00/100 Currency of the United Mexican States) (the "3%Stock Purchase Price") and the Partners purchase the 3%Stock, Torres agrees to transfer control of the 48%Stock to the Partners in the manner described in paragraph F of the Recitals and the Partners agree to take control of the 48%Stock in the manner provided in paragraph F of the Recitals, or to transfer and take control in the alternative manner that the parties may agree on pursuant to Section 2(e) of this Agreement, and Torres agrees to perform consulting services for ATSI. Torres hereby grants a security interest in the Telemarketing Stock to secure his obligation to transfer control of the 48%Stock the Partners as provided in this Agreement. ATSI and the Partners agree to deliver to Torres or his designees the First ATSI Shares, the Second ATSI Shares, the Note and the Warrant in payment for sale of the 3%Stock, transfer of control of the 48%Stock, performance of consulting services and grant of a security interest.

     (a) Upon Execution of this Agreement. Contemporaneously with the execution of this Agreement and as a condition to the effectiveness of this Agreement,

     (1)  ATSI will:

          (A)  deliver to the Escrow Agent:

               (i) 400,000 shares of ATSI common stock in denominations of 50,000 (the "First ATSI Shares") and 350,000 (the "Second ATSI Shares"),

               (ii) a Note payable to the Torres Designee for $500,000 U.S. Dollars, bearing interest at 6.62375% (the One Month London Interbank Offer Rate published in the Wall Street Journal on the day preceding the effective date of this Agreement, maturing on demand five (5) days following the Second Release or Simultaneous Release, as applicable, and in the form attached as Exhibit 2(a)(1)(A)(ii) to this Agreement (the "Note"); and

               (iii) a Warrant for the purchase of 100,000 shares of ATSI common stock having an exercise price of $6.00 and a term of three years in the form attached as Exhibit 2(a)(1)(A)(iii) to this Agreement (the "Warrant");

          (B)  deliver to Torres:

               (i) the Officer's Certificate in the form attached as Exhibit 2(a)(1)(B)-1;

               (ii)   the Secretary's Certificate in the form attached as
                      Exhibit 2(a)(1)(B)-2; and

               (iii)  the 3%Stock Purchase Price.
and

     (2)  Torres, Grupo and Telemarketing will:

          (A)  deliver to the Escrow Agent:

               (i) the stock certificates for the Grupo Stock, endorsed in blank;

               (ii) the stock certificate for the RTorres Stock, endorsed in blank; and

               (iii) a document evidencing Torres agreement to refrain from exercising his preemptive right to subscribe and pay additional capital increases in Telemarketing in the form attached as Exhibit 2(a)(2)(A)(iii) (the "Telemarketing Waiver");

               (iv)   the Telemarketing Stock;

               (v) an assignment of rights to the Telemarketing Stock to the Partners in the form attached as Exhibit 2(a)(2)(A)(v)
                                                       ---------------------
                      (the "Telemarketing Stock Assignment"); and
                      -------------------------------------------

               (vi) a Poder General naming the Partners in the form attached as Exhibit 2(a)(2)(A)(vi) (the "Poder General");
                                                                     -

          (B)  deliver to ATSI:

          (i) a Secretary Certificate for each of Grupo and Telemarketing in the form attached as Exhibit 2(a)(2)(B), and
                                    -----------------------

          (ii) a certified copy of the Minutes of Telemarketing's General Extraordinary Shareholder's Meeting held on February 10, 2000 (the "Minutes"),
                              -

          (C)  deliver to the Partners a Poder Especial in the form attached as
               Exhibit 2(a)(2)(C) to this Agreement (the "Poder Especial").

     (b) First Release. Upon SCT approval of the application filed by Grupo on May 8, 2000 for the transfer of 49% of the Stock of Grupo from COMSAT Mexico to ATSI pursuant to the COMSAT Agreement the "COMSAT SCT Approval"), ATSI may elect to cause the Partners to take title to the 3%Stock by giving written notice to Torres. If ATSI elects to cause the Partners to take title to the 3%Stock under this paragraph, Torres and ATSI will each provide the other with an officer's certificate in the form attached as Exhibit 2(b) to this Agreement updating
                                    ------------
their respective representations and warranties described in Sections 3 and 4 below, or stating any exceptions, within two Business Days of ATSI's notice of its election to cause the Partners to take title to the 3%Stock. Provided there has been no material change in the matters covered by the parties' respective representations and warranties, on the first Business Day following receipt of the officer's certificates (the "First Release Date") ATSI will pay to the Torres Designee $100,000 U.S. Dollars in immediately available funds by wire transfer to the account specified by Torres or the Torres Designee (which will reduce the Note balance by $100,000), and each of Torres and ATSI will execute and transmit to the Escrow Agent the First Release of Escrow in the form attached as Exhibit A to the Escrow Agreement (providing for release to the Torres Designee of the First ATSI Shares and release to the Partners of the certificate for the 3% Stock (the "First Release").

Upon receipt of the certificate for the 3% Stock, the Partners will complete the endorsement to themselves.

     (c) Second Release. Within two (2) Business Days following satisfaction of or ATSI's waiver of all of ATSI's conditions precedent described in Section 6 below, Torres and ATSI will provide the other with a certificate in the form attached as Exhibit 2(b) to this Agreement updating their respective representations and warranties described in Sections 3 and 4 below, or stating any exceptions. Provided there has been no material change in the matters covered by the parties' respective representations and warranties, on the first Business Day following receipt of the officer's certificates (the "Second Release Date") each of Torres and ATSI will execute and transmit to the Escrow Agent the Second Release of Escrow in the form attached as Exhibit B to the Escrow Agreement (providing for the release to the Torres Designee of the Second ATSI Shares, the Warrant, the Note, the release to ATSI of the RTorresStock, and the Telemarketing Waiver, the release to Torres of the 48%Stock and the Telemarketing Stock, and if ATSI had not previously elected to complete the First Release defined in Section 2(b) above, the release to the Torres Designee of the First ATSI Shares and the release to ATSI of the 3%Stock) (the "Second Release").

     (d) Simultaneous Release. If the First SCT Release is obtained on or before the COMSAT SCT Approval, within two (2) Business Days following the satisfaction of or ATSI's waiver of all of ATSI's conditions precedent described in Section 6 below (except for the COMSAT Closing described in Section 6(a)), Torres and ATSI will provide the other with a certificate in the form attached as Exhibit 2(b) to this Agreement updating their respective representations and warranties described in Sections 3 and 4 below, or stating any exceptions. Provided there has been no material change in the matters covered by the parties' respective representations and warranties, on the first Business Day following receipt of the officer's certificates (the "Simultaneous Release Date") each of Torres and ATSI will execute and transmit to the Escrow Agent the Simultaneous Release of Escrow in the form attached as Exhibit C to the Escrow Agreement (providing for the release to the Torres Designee of the First ATSI Shares, the Second ATSI Shares, the Warrant, and the Note, the release to Torres the 48%Stock and the Telemarketing Stock, and the release to ATSI of the 3%Stock, the RTorresStock, and the Telemarketing Waiver (the "Simultaneous Release"). Upon receipt of the certificate for 3%Stock, the Partners will complete the endorsement to themselves.

     (e)  Alternative Structure. If the First SCT Approval, as defined in
Section 5(a) below, is denied, Torres and ATSI agree that the Escrow Agent will release the Poder General to ATSI, that ATSI and Torres will cooperate to perform the notarial process required to made the Poder General fully effective, and that Torres and ATSI will work together to achieve the Partners' control of the 48%Stock by an alternative means, including a direct transfer from Torres to the Partners and any requisite approval from COFETEL and SCT for a direct transfer. (The parties acknowledge that the First SCT Approval is deemed approved if not denied by August 25, 2000).

     (f)  Termination of Escrow. If the Conditions Precedent defined in Section
(6) have not been satisfied by August 31, 2000, or if a certificate delivered by Torres pursuant to subparagraphs 2 (b), (c), or (d) above reflects a material adverse change in the representations and warranties of Grupo, Telemarketing or Torres, then ATSI may terminate this Agreement by written notice of termination, and may terminate the Escrow Agreement by delivering to the Escrow Agent the Escrow Termination Notice in the form attached as Exhibit D to the Escrow
                                                  ---------

Agreement. If a certificate delivered by ATSI pursuant to subparagraphs 2 (b),
(c), or (d) above reflects a material adverse change in the representations and warranties of ATSI, then Torres may terminate this Agreement by written notice of termination, and may terminate the Escrow Agreement by delivering to the Escrow Agent the Escrow Termination Notice in the form attached as Exhibit D to
                                                                   ---------
the Escrow Agreement.

     (g) The parties acknowledge that ATSI's delivery of irrevocable instructions to its transfer agent to deliver the stock certificate for the ATSI Shares to the Escrow Agent constitutes delivery of the ATSI Shares;

     (h) The parties acknowledge that the $100,000 U.S. Dollars cash described in Section 2(b) includes payment of the $6,322.92 U.S. Dollar receivable from Grupo to Torres;

     (i) If ATSI defaults in its obligations under the Note, ATSI will pay as a penalty fee to Torres One Hundred Thousand U.S. Dollars ($100,000) in addition to the amounts due under the terms of the Note.

3. Representations and Warranties of Torres. Torres represents and warrants the following:

     (a) Ownership of Stock. Torres owns good and marketable title to the entire interest in the 3%Stock, the 48%Stock, and the Telemarketing Stock, and is the record owner of the 3%Stock, the 48%Stock, and the Telemarketing Stock. RTorres owns good and marketable title to entire interest in the RTorres Stock, and is the record owner of the RTorres Stock. The 3%Stock, RTorres Stock and the Telemarketing Stock are now and when delivered to the Partners will be free and clear of all adverse claims, security interests, encumbrances, equities, proxies, options, shareholder agreements or other restrictions and the 48%Stock is delivered to Telemarketing free and clear of all adverse claims, security interests, encumbrances, equities, proxies, options, shareholder agreements or other restrictions.

     (b) Organization and Good Standing; Qualification. Grupo and Telemarketing are corporations duly organized, validly existing and in good standing under the laws of Mexico, with all requisite corporate power and authority to carry on the business in which engaged, to own their respective properties, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Grupo and Telemarketing are duly qualified and licensed to do business and are in good standing in all jurisdictions where the nature of their business makes such qualification necessary.

     (c)  Capitalization. The capital stock of Grupo consists of 543,513 shares of common stock, par value $1 Mexican Pesos per share, of which 543,513 shares are issued and outstanding. The capital stock of Telemarketing consists of 1,000 shares of common stock, par value $1 Mexican Pesos per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Grupo and Telemarketing are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of Grupo or Telemarketing. Neither Torres, RTorres, Grupo nor Telemarketing are parties to or bound by, nor do any of them have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of Grupo or Telemarketing. No shares of capital stock of Grupo or Telemarketing have been issued or disposed of in violation of the preemptive rights of any shareholder of Grupo or Telemarketing.

     (d) Corporate Records. The copies of the Certificate or Articles of Incorporation and all amendments thereto and the Bylaws of Grupo and Telemarketing that have been delivered to ATSI are true, correct and complete copies as of the date of this Agreement. The minute books of Grupo and Telemarketing, copies of which have been delivered to ATSI, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by the shareholders of Grupo and Telemarketing since the formation of Grupo and Telemarketing, respectively.

     (e) Authorization and Validity. The execution, delivery and performance by Grupo and Telemarketing of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Grupo, Torres, and Telemarketing. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Grupo, Torres and Telemarketing and constitute legal, valid and binding obligations of each of them, enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The sale of the 3%Stock by Torres to the Partners, the transfer of the RTorres Stock, and the transfer of the 48%Stock by Torres to Telemarketing will not impair the ability or authority of Grupo or Telemarketing to carry on their business as now conducted in any respect.

     (f) No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Grupo or Telemarketing or any agreement, indenture or other instrument under which Grupo or Telemarketing is bound or to which the 3%Stock, the 48%Stock, the Telemarketing Stock, the RTorres Stock, any of the assets of Telemarketing or any of the assets of Grupo are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the stock or any of the assets of Grupo or Telemarketing, or
(ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Grupo or Telemarketing, the 3%Stock, 48%Stock, Telemarketing Stock, the RTorres Stock, or the assets of Grupo or Telemarketing. Grupo and Telemarketing have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

     (g) Consents. Grupo, Telemarketing and Torres have obtained all consents, authorizations, approvals, permits or licenses of, or have filed with, any governmental or public body or authority, any lender or lessor, or any other person or entity who is required to authorize, or whose authorization is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Grupo, Telemarketing or Torres, except for the approvals specifically contemplated by Sections 5(b) and (c) of this Agreement.

     (h) Assets. The balance sheet of Grupo attached as Exhibit 3(h)-1 and Telemarketing attached as 3(h)-2 of this Agreement is true and complete and fairly reflects the assets and liabilities of Grupo and Telemarketing, respectively as of the date shown.

     (i) Liabilities. Except as described on the attached Exhibit 3(h), and for the amounts that may arise from the costs of the interconnection projects which might be recovered by Telefonos de Mexico, S.A. de C.V. and Telefonos del Noroeste, S.A. de C.V. in terms of Cofetel's Resolution dated May 28, 1997, neither Grupo nor Telemarketing has any liabilities, either accrued, contingent or otherwise (known or unknown and asserted or unasserted), and neither Torres, Telemarketing nor Grupo know of any basis for the assertion of any claims or liabilities.

     (j) No Material Change. There has been no material change in the condition of Grupo or Telemarketing since the date of the balance sheets attached as
Exhibit 3(h), financial or otherwise, that has not been disclosed to ATSI's senior management.

     (k) Litigation. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Grupo, Telemarketing or Torres threatened, against or affecting, or that could affect, Grupo or Telemarketing, or any of the stock or the business of Grupo or Telemarketing. Neither Grupo, Telemarketing nor Torres are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Grupo or Telemarketing or to either of their business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither Grupo, Telemarketing nor Torres know of any basis for any such action, proceeding or investigation.

     (l) Operations. Currently Grupo is not conducting any operations other than the preservation of the Long Distance Concession. The former operations of Grupo are described on the attached Exhibit 3.l. Telemarketing has never had any operations.

     (m) Employees. Currently Grupo does not have any employees. Telemarketing does not have and has never had any employees.

     (n) Agreements. Besides the Surety Bonds executed with Afianzadora Mexicana, S.A. and Fianzas Monterrey Aetna, S.A., and the Adhesion Contract to the Trust Agreement executed with Banco Inverlat, S.A., Grupo is not a party to any agreement with Torres or any third party, written or otherwise. Telemarketing is not a party to any agreement with Torres or any third party, written or otherwise.

     (o) Officers. The individuals serving as officers of Grupo and Telemarketing since their formation and their respective terms of service are shown on Exhibit 3.o.
         -----------

     (p) Agents. Neither Grupo nor Telemarketing has granted a power of attorney to act on its behalf to any person or authorized any person to act as an agent of Grupo or Telemarketing except for the officers listed on Exhibit
                                                                     -------
3.p.
---

     (q) Laws. Grupo and Telemarketing are in compliance with and have complied with all laws and regulations and have filed with the proper authorities all necessary statements and reports.

     (r)  Long Distance Concession. Except as described on Exhibit 3.r., Grupo
                                                           ------------
has complied with the terms of the Long Distance Concession.

     (s) Finders Fee. Neither Grupo, Telemarketing nor Torres have incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

     (t) Accuracy of Information Furnished. All information furnished to ATSI by Grupo, Telemarketing or Torres in connection with the transactions contemplated by this Agreement is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete. There is no material information regarding Grupo, Telemarketing, the 4%Stock, the 47% Stock, the Telemarketing Stock that has not been provided to ATSI.

     (u) Competition. Neither Torres nor his Affiliates will provide intra-Mexico long distance services to third parties or to seek to acquire a long distance concession from the Mexican government, either directly or through the acquisition of another entity, for a period of three (3) years from the date of this Agreement. For the purposes of this subsection, "Affiliate" means any person who controls, is controlled by, or is under common control with the person referred to.

     (v) Certain Payments. To the best knowledge of Grupo, Telemarketing and Torres, respectively, neither Grupo nor Torres, nor any of their respective directors, officers or employees has paid or caused to be paid, directly or indirectly, in connection with the business of Grupo or Telemarketing:

     (i) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

     (ii) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

     (w) Exemption from Securities Act. Torres understands that the ATSI Shares are being transferred by ATSI in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and equivalent state securities and "blue sky" laws, and that ATSI is relying upon the accuracy of, and Torres' compliance with, the following representations, warranties and covenants to determine the availability of these exemptions:

     (i) The person or persons who receive the ATSI Shares by indication of Torres will receive them for their own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act;

     (ii) The person or persons referred to in paragraph (i) above are capable, by reason of their business and financial experience, of evaluating the relative merits and risks of an investment in the ATSI Shares, and are able to afford the loss of their investment in the ATSI Shares;

     (iii) The person or persons referred to in paragraph (i) above acknowledge that in making their decision to receive the ATSI Shares they have been given an opportunity to ask questions of and to receive answers from ATSI's executive officers, directors and management personnel concerning ATSI and the ATSI Shares;

     (iv) The person or persons referred to in paragraph (i) above understand that the ATSI Shares have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission and that the foregoing authorities have not reviewed any documents or instruments in connection with the transfer to them of the ATSI Shares and have not confirmed or determined the adequacy or accuracy of any such documents or instruments.

4. Representations and Warranties of ATSI. ATSI represents and warrants the following:

     (a) Organization and Good Standing. ATSI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     (b) Capitalization. The authorized capital stock of ATSI consists of 100,000,000 shares of common stock, par value $.001 per share, of which 66,462,634 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of ATSI are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of ATSI, other than as described on the attached Exhibit 4(b). ATSI is not
                                                       ------------
party to or bound by, nor it has any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance transfer or delivery of any capital stock of ATSI other than as described on Exhibit 4(b). No shares of capital stock of ATSI have been
                     ------------
issued or disposed of in violation of the preemptive rights of any shareholder of ATSI.

     (c) Authorization and Validity. The execution, delivery and performance by ATSI of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by ATSI. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by ATSI and constitute legal, valid and binding obligations of ATSI, enforceable against ATSI in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     (d) No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of ATSI or any agreement, indenture or other instrument under which ATSI is bound or
(ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over ATSI or the properties or assets of ATSI.

     (e) Finder's Fee. ATSI has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

     (f) Long Distance Concession. ATSI has reviewed the Long Distance Concession, the Technical and Financial plans therein, and the extension granted on April 11, 2000 to the starting of operations and obligations related, and acknowledges the obligations and consequences deriving from the same.

     (g) Accuracy of Information Furnished. All information furnished to Grupo, Telemarketing or Torres by ATSI in connection with the transactions contemplated by this Agreement, when read together with ATSI's public filings with the SEC is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete. There is no information of an adverse nature regarding ATSI and the ATSI Stock that has not been provided to Torres.

5.   Covenants.  The parties covenant as follows:

     (a) Torres will work diligently to obtain the COMSAT SCT Approval and approval from the SCT for the application filed May 24, 2000 for the approval of the transfer of the 48%Stock to Telemarketing (the "First SCT Approval");

     (b) Unless a Second Release or Simultaneous Release shall have occurred, within three Business Days of receipt of the First SCT approval described in
Section 5(a) above, Torres will cause Grupo to take the appropriate corporate steps to issue non-voting shares for 80% of its capital, and will file the appropriate notices or applications for the issuance of the non-voting shares with each of the SCT, SECOFI and other appropriate agencies of the Mexican government, and work diligently to obtain those approvals (the "N Share Approvals"). If a Second Release or Simultaneous Release shall have occurred, Torres will assist ATSI as a consultant in preparing and filing the appropriate notices or applications for the issuance of the non-voting shares and work diligently with ATSI to obtain the N Share Approvals;

     (c) Within three (3) Business Days of execution of this Agreement, ATSI will provide Torres with a new name for Grupo (and several alternative names in the event the name selected by ATSI if found not to be available by the SRE). Within two (2) Business Days of receipt from ATSI of the name and alternative names, Torres will cause Grupo to take the appropriate corporate steps to change the name of Grupo to the name (or alternative name) selected by ATSI and file the appropriate notice of application with the SRE regarding the change of the name and work diligently to obtain approval from the SRE (the "SRE Approval"). Within 3 Business Days following the later to occur of the receipt of the SRE Approval and the First SCT Approval, and provided a Second Release or Simultaneous Release shall not have occurred, Torres will cause Grupo to file the appropriate application with the SCT to approve the change of the name (the "Second SCT Approval") and will work diligently to obtain approval from the SCT for the change of the name; If a Second Release or Simultaneous Release shall have occurred, Torres will assist ATSI as a consultant in preparing and filing the appropriate notices or applications for the change of the name of Grupo, and work diligently with ATSI to obtain those approvals.

     (d) Further Actions. The parties shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to
(i) vest in the Partner good and marketable title to the 3%Stock; (ii) vest in the Partner good and marketable title to the RTorresStock, (iii) vest in Telemarketing good and marketable title to the 48%Stock, (iv) carry out more effectively the provisions of this Agreement, and (v) establish and protect the rights created in favor of the parties; including, but not limited to, seeking approval from the SCT, SRE, COFETEL, and other agencies of the government of Mexico, and third parties, and completing any notarial process that may be required under Mexican law. Upon a parties' reasonable request, the other parties will provide additional information relevant to the transactions that are the subject of this Agreement

     (e) ATSI will assist Torres in obtaining the First SCT Approval, the SRE Approval, the N Share Approvals, the Second SCT Approval, an additional extension of the time to begin operations under the Long Distance Concession from COFETEL, if needed, and any other governmental approvals required to consummate the transactions describe in this Agreement to the extent reasonably necessary and as requested by Torres.

     (f) Notification of Breach of Representations and Warranties. Each party will notify the others if it becomes aware that any of its representations and warranties made in this Agreement were not true when made.

     (g) Obligation to Hold ATSI Shares. The Torres Designee who receives the First ATSI Shares and Second ATSI Shares will not transfer the ATSI Shares or any rights with respect to the ATSI Shares for one year from the First Release Date or Simultaneous Release Date, as applicable, and the Second Release Date or Simultaneous Release Date as applicable, respectively. Following the expiration of the one-year period, the Torres Designees may not sell the ATSI Shares except pursuant to an exemption from United States registration requirements, including, without limitation, Rule 144 under the Securities Act. Torres acknowledges that ATSI has no obligation to register the ATSI Shares.

     (h) ATSI Obligation to Repurchase ATSI Shares. At the option of the Torres Designee to whom delivery of First ATSI Shares was made, to be exercised no later than thirty (30) calendar days prior to the first anniversary of the First Release Date or Simultaneous Release Date, as applicable, ATSI will buy back the First ATSI Shares for $5.00 per share on the one year anniversary of the First Release Date or Simultaneous Release Date, as applicable; and at the option of the Torres Designee to whom delivery of the Second ATSI Shares was made, to be exercised no later than thirty (30) days prior to the first anniversary of the Second Release Date or Simultaneous Release Date, as applicable, ATSI will buy back the Second ATSI Shares for $5.00 per share; provided however, ATSI shall
                                                 -------- -------
have no obligation to buy back more than an aggregate of 100,000 ATSI Shares under this Section 5(h).

     (i) ATSI's Obligation to Pay Additional Cash. If, on the first anniversary of the First Release Date or Simultaneous Release Date, the closing sale price of ATSI's common stock on The American Stock Exchange is less than $5.00 ATSI will pay the Torres Designee cash equal to the difference between $5.00 and the closing sale price on first anniversary of the First Release Date or Simultaneous Date, as applicable, times the number of ATSI Shares that have not been repurchased by ATSI pursuant to subparagraph 5(j) above; and if on the
                                     -----------------
first anniversary of the Second Release Date or Simultaneous Release Date, the closing sale price of ATSI's common stock on The American Stock Exchange is less than $5.00 ATSI will pay the Torres Designee cash equal to the difference between $5.00 and the closing sale price on first anniversary of the Second Release Date or Simultaneous Date, as applicable, times the number of ATSI Shares that have not been repurchased by ATSI pursuant to subparagraph (h)
                                                          ----------------
above.

     (j) Grupo and Telemarketing will take commercially reasonable steps to maintain their condition as represented in Section 3 above, but except for actions taken by the Partners pursuant to the Poder Especial or Poder General or taken with the prior written consent of ATSI, neither Grupo nor Telemarketing will acquire any assets, incur any liabilities, hire any employees, make any regulatory filings, or make any other change in their condition, whether or not material, without the prior consent of ATSI.

6. ATSI's Conditions Precedent to Closing, As a condition precedent to the Second Release of Escrow, the following conditions must be met or waived by
ATSI:

     (a) COMSAT Closing. There has occurred a "Release of Escrow" as defined in the Agreement for Sale and Purchase Of Part of the Issued Share Capital of Grupo Intelcom de Mexico, S.A de C.V. between COMSAT Mexico, S.A. de C.V. and ATSI;

     (b)  Regulatory Approvals.  Torres has obtained the First SCT Approval;

     (c) Name Change and Approval for Issuance of Non-Voting Shares. The covenants described in Sections 5(b) and (c) above will have been performed and completed;

     (d) Tax Opinions or Escrow. Torres shall have delivered an opinion of a CPA registered before the Taxpayer's Administration Services of Mexico, and acceptable to ATSI, that

     (i) ATSI is not obligated to withhold any part of the $500,000 or the ATSI Shares to satisfy any tax obligation of Torres, Grupo or Telemarketing arising from the consummation of the transactions described in this Agreement; and

     (ii) the closing of the transactions contemplated by this Agreement does not generate income tax to Grupo, Telemarketing, ATSI or the Partners, or if Torres is not able to deliver a satisfactory opinion, Torres has deposited into escrow with a mutually agreeable escrow agent under terms reasonably satisfactory to ATSI an amount sufficient to pay any income tax that may be assessed to ATSI.

     (e) Corporate Records. Grupo and Telemarketing shall have delivered to ATSI the original minute book of Grupo and Telemarketing and all other corporate books and records.

7.   Indemnification.

     (a) Indemnification by Torres. Torres agrees to indemnify, defend and hold ATSI and each Partner, and each of their respective directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses arising under any theory of legal liability (collectively, "Damages") asserted against or incurred by ATSI or the Partners or any of their property by reason of or resulting from an actual or asserted breach of this Agreement by Torres, Grupo or Telemarketing, including a breach of any representation, warranty, or covenant of Torres in this Agreement or any document delivered in connection with this Agreement.

     (b) Indemnification by ATSI. ATSI agrees to indemnify defend and hold Torres, the Torres Designee, and each of his attorneys and affiliates, harmless from and against all Damages asserted against or incurred by them or any of their property by reason of or resulting from an actual or asserted breach of this Agreement by ATSI, including a breach of any of ATSI's representations, warranties or covenants in this Agreement or any document delivered in connection with this Agreement.

     (c) Procedures. A person seeking indemnification under this Section shall provide prompt notice of its claim for indemnification to the indemnifying party, provided, however, that failure to give prompt notice shall not affect the indemnifying party's obligations under this Section unless the failure materially prejudices the indemnifying party's rights. The indemnified person will have the right to select counsel to defend it in respect of any indemnified matter under this Section, provided, however, that the counsel selected must be reasonably satisfactory to the indemnifying party. The indemnified party will keep the indemnifying party informed of the status of any litigation or dispute resolution procedure, will give reasonable consideration to the suggestions and requests of the indemnifying party with respect to the conduct of the litigation or dispute resolution procedure, and will not settle any matter covered by this Section without the prior consent of the indemnifying party, which shall not be unreasonably withheld. Amounts due under this section shall be paid as incurred, and may be offset against amounts due the indemnifying party under this Agreement if not paid promptly.

8. Release of Claims Against Grupo and Telemarketing. Torres hereby releases Grupo and Telemarketing from any and all claims he may have against it arising under any theory of legal liability in any jurisdiction, including contingent and unknown claims, and claims that accrue after the date of this Agreement.

9.   Miscellaneous.

     (a) Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     (b) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by ATSI to an affiliate of ATSI.

     (c) Survival. The provisions of Sections 4, 5, 7 and 9 shall survive the closing of the transactions contemplated by this Agreement (including the First Escrow Release, Second Escrow Release, Simultaneous Escrow Release, Alternative Escrow Release and Termination of Escrow) and shall continue indefinitely.

     (d) Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     (e) Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except for holders of ATSI Shares while such shares are "restricted securities" or have benefits under the terms of Section 5.

     (f) Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     (g) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (h) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE, U.S.A.; EXCEPT FOR MATTERS REGARDING THE CORPORATE GOVERNANCE OF GRUPO OR COMSAT MEXICO, AND REQUIRED MEXICAN GOVERNMENTAL APPROVALS, WHICH WILL BE GOVERNED BY MEXICAN LAW.

     (i) Confidentiality. The parties agree that they will not disclose to any third party (except to its agents or employees with a "need to know") any of the other party's "Confidential Information," as defined below, or the fact that it has possession of any of the other party's Confidential Information, whether the Confidential Information was learned before or after the execution of the Agreement, and whether it was transmitted in oral, paper, magnetic, photographic or any other form. "Confidential Information" is any information regarding a party's assets, liabilities, costs, rates, sales strategies, business plans, suppliers, operations, financial results, identities of employees, identities of customers, trade secrets, intellectual property, and any other information not specifically listed that is commonly understood to be confidential. Provided, however, that Confidential Information does not include any information which enters the public domain legally and through no breach of this Agreement, or other agreement, is independently developed by a party, is required to be disclosed by applicable law (provided the disclosing party gives notice of the disclosure at the earliest practical time) or is disclosed as part of a bona fide legal proceeding brought by one party against the other in connection with this Agreement. Each party will use the other's Confidential Information only in connection with the performance of this Agreement, and will use at least a reasonable degree of care to protect the Confidential Information. Each party will return or destroy the other's Confidential Information on demand, and will certify in writing, if requested, that the Confidential Information has been destroyed.

     (j) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     (k) Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

     (l) Reference to Agreement. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Section or provision of this Agreement, unless otherwise noted.

     (m) Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third Business Day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

     If to ATSI:         American TeleSource International, Inc.
                         6000 Northwest Parkway, Suite 110
                         San Antonio, Texas 78249 U.S.A.
                         Attention: Arthur L. Smith
                         Telephone: (210) 547-1000
                         Facsimile: (210) 547-1001

     with a copy to:     Jackson Walker, L.L.P.
                         112 E. Pecan Street, Suite 2100
                         San Antonio, Texas 78205 U.S.A.
                         Attention: Patrick B. Tobin
                         Telephone: (210) 978-7700
                         Facsimile: (2100 978-7790

     If to Torres:       Alfonso Torres Roqueni
                         Blvd. M. Avila Camacho 184 16o. Piso,
                         Col. Lomas de San Isidro, C.P. 11620,
                         Mexico, D.F.
                         Telephone: (525) 281-1214
                         Facsimile: (525) 280-5860

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     (n) Choice of Forum. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in the State of Delaware, U.S.A. Each of the parties hereto consents to the in personam jurisdiction of
                                                  -- --------
any state or federal court in the State of Delaware, U.S.A. and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside the State of Delaware, U.S.A. may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside the State of Delaware, U.S.A., the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in the State of Delaware, U.S.A., including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

     (o) Service of Process. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in this Section and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

     (p) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     EXECUTED as of the date first above written.

                                        AMERICAN TELESOURCE
                                        INTERNATIONAL, INC.

                                        By:   _______________________________
                                        Name: _______________________________
                                        Its:  _______________________________
                                        Date: __________________


                                        _____________________________________
                                        Alfonso Torres Roqueni
                                        Date: __________________

                                        GRUPO INTELCOM DE MEXICO,
                                        S.A DE C.V.

                                        By:   _______________________________
                                        Name: _______________________________
                                        Its:  _______________________________
                                        Date: __________________


                                        TELEMARKETING DE MEXICO,
                                        S.A. DE C.V.

                                        By:   _______________________________
                                        Name: _______________________________
                                        Its:  _______________________________
                                        Date: __________________

Exhibits

1                 Escrow Agreement
2(a)(1)(A)(ii)    Note
2(a)(1)(A)(iii)   Warrant
2(a)(1)(B)-1      ATSI Officer Certificate
2(a)(1)(B)-2      ATSI Secretary Certificate
2(a)(2)(A)(iii)   Telemarketing Waiver
2(a)(2)(A)(v)     Telemarketing Stock Assignment
2(a)(2)(A)(vi)    Poder General
2(a)(2)(B)        Form of Grupo and Telemarketing Secretary Certificate
2(a)(2)(C)        Poder Especial
2(b)              Officers Certificate Updating Representations and Warranties
3(h)-1            Balance Sheet of Grupo
3(h)-2            Balance Sheet of Telemarketing
3(l)              Description of Operations of Grupo and Telemarketing
3(o)              Officers of Grupo and Telemarketing
3(p)              Agents of Grupo and Telemarketing
3()               Compliance with Long Distance Concession
4(b)              Capital Stock of ATSI